UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.     )

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PLAINS GP HOLDINGS, L.P.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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On July 11, 2016, Plains GP Holdings, L.P. (“PAGP”) and Plains All American Pipeline, L.P. (“PAA”) announced that they had entered into a definitive agreement with PAA GP Holdings LLC, Plains All American GP LLC, Plains AAP, L.P. (“AAP”),  and PAA GP LLC (“PAA GP”), pursuant to which, among other things, PAA will issue common units representing limited partner interests in PAA to AAP and will assume the outstanding debt under AAP’s credit facility in exchange for (i) AAP’s direct interest in the incentive distribution rights of PAA; and (ii) AAP’s indirect interest in the economic rights associated with PAA GP’s interest in PAA (the “Simplification Transaction”). Set forth below is the text of two press releases issued by PAGP and PAA on July 11, 2016, (a) announcing the proposed Simplification Transaction and (b) announcing distributions with respect to PAGP and PAA and a confirmation by PAA of its 2016 adjusted EBITDA guidance.

FOR IMMEDIATE RELEASE

Plains All American Pipeline, L.P. and Plains GP Holdings Announce Successful Results of Simplification Process and Related Actions

Improves Cost of Capital; Strengthens Distribution Coverage and Credit Profile; Simplifies Structure

Conference Call Scheduled For Tuesday, July 12, 2016 at 7:30 a.m. CT

HOUSTON - July 11, 2016 - Plains All American Pipeline, L.P. (NYSE: PAA) announced it has entered into a definitive agreement (the “Simplification Transaction”) with Plains AAP, L.P. (“AAP”), a controlled affiliate of Plains GP Holdings, L.P. (NYSE: PAGP), to permanently eliminate PAA’s incentive distribution rights and the economic rights associated with PAA’s 2% general partner interest in exchange for 245.5 million newly issued PAA common units (implied exchange ratio of approximately 0.3755 PAA common units per AAP Class A unit) and the assumption of all of AAP’s outstanding debt (currently $593 million).  The implied transaction value is approximately $7.2 billion.  Upon closing of the Simplification Transaction, PAGP and its UP-C structure will remain in place, and AAP’s 245.5 million units of PAA will represent approximately 34.8% ownership in PAA on a fully diluted basis.

In a separate release today, PAA and PAGP announced quarterly distributions with respect to the second quarter of 2016 to be paid in August, which were unchanged from the first quarter distributions paid in May. PAA also announced that effective with the third quarter distribution to be paid in November, PAA intends to pay a quarterly distribution of $0.55 per common unit ($2.20 per unit on an annualized basis). This equates to a 21% reduction to the current quarterly payout per PAA common unit.  Pro forma for the Simplification Transaction, but excluding the effect of PAGP’s reverse split described herein for comparative purposes, the quarterly distribution payable in November to the holders of PAGP Class A shares for the third quarter of 2016 will be $0.2065 per Class A share ($0.8260 annually), representing an 11% reduction from the current quarterly distribution per PAGP Class A share.

Greg Armstrong, Chairman and CEO of Plains All American stated “We are pleased to announce this simplification transaction and related actions, which accomplish several important objectives for PAA and its stakeholders, including PAGP.  Collectively, these actions will simplify PAA’s capital structure, better align the interests of its equity stakeholders, improve its overall credit profile, reduce its cost of incremental capital and improve its distribution coverage.  As a result, PAA will be better positioned to capitalize on attractive growth opportunities and manage its business over the long term.”

With respect to the Simplification Transaction, PAA and PAGP also announced the following:

•      The Simplification Transaction is expected to close in the fourth quarter of 2016, subject to customary closing conditions, including the approval of a majority of PAGP’s shareholders (Classes A and B considered together), which approval will be solicited at a special meeting to be held prior to closing.  A proxy statement will be filed with the SEC and mailed to all of PAGP’s Class A and B shareholders prior to the special meeting.  PAGP shareholders representing a majority of the outstanding Class A and B shares of PAGP have entered into a voting agreement in support of the Simplification Transaction.

•      The Simplification Transaction was evaluated, negotiated and approved on behalf of PAA by a conflicts committee established by PAA’s general partner (“PAA Conflicts Committee”) and on behalf of PAGP by the PAGP Board.

•      In addition, PAA and PAGP received a tax opinion that the transaction is generally not expected to be taxable to PAA or its equity holders (including AAP).  In addition, the Simplification Transaction is generally not expected to be taxable to PAGP or its shareholders.

•      As a result of the Simplification Transaction, PAGP Class A shareholders and PAA common and preferred unitholders will have the right to participate in the election of directors of the parent company board under a unified governance structure.  Under the current structure, PAA common unitholders are not eligible to participate in the election of directors of the general partner of PAGP and PAGP Class A shareholders only participate in such elections following a reduction in ownership of the private general partner owner group to below 40%.  The first meeting to elect directors is expected to occur during 2018.

•      Upon closing of the Simplification Transaction, PAA will have approximately 643 million common units outstanding (706 million assuming conversion of PAA’s Series A Preferred units).

•      In connection with the closing of the Simplification Transaction, AAP will execute a reverse split to adjust the number of its outstanding units to equal the number of PAA common units held by AAP.  Simultaneously, PAGP will also execute a reverse split to adjust the number of PAGP Class A shares outstanding to equal the number of AAP units it owns following AAP’s reverse split.

•      Holders of AAP Class A units other than PAGP will continue to have the right to exchange their AAP ownership and related voting rights for a PAGP Class A share on a one-for-one basis or, alternatively, to redeem such ownership and related rights for their proportionate share of PAA common units held by AAP, subject to certain limitations.

•      Barclays acted as lead financial advisor to the Plains entities and management and Citigroup also acted as a financial advisor in connection with the transaction.  Tudor, Pickering, Holt & Co. acted as financial advisor to the PAA Conflicts Committee, and Jefferies LLC acted as financial advisor to the PAGP Board.  Legal advisors included Vinson and Elkins LLP for

PAGP, Richards, Layton & Finger, P.A. for the PAA Conflicts Committee and Baker Botts L.L.P. as special counsel for the PAGP Board.

PAA will conduct a conference call on Tuesday, July 12, 2016 to further discuss the Simplification Transaction, quarterly distributions, PAA’s confirmation of its 2016 adjusted EBITDA guidance and related matters.  The conference call will be held at 8:30 a.m. ET (7:30 a.m. CT).

Webcast Access Instructions

Access to the live webcast is available at either of the addresses below.  Registering for the webcast in advance is recommended.

www.plainsallamerican.com (Navigate to: Investor Relations/ either “PAA” or “PAGP”/ News & Events/ Conference Calls)

or

https://event.webcasts.com/starthere.jsp?ei=1089822

The slide presentation accompanying the conference call will be posted a few minutes prior to the call at www.plainsallamerican.com under the “Investor Relations” sections of the website (Navigate to: Investor Relations/ either “PAA” or “PAGP”/ News & Events/ Conference Calls).

Webcast Replay Instructions

An audio replay in MP3 format will be available within two hours after the end of the call at www.plainsallamerican.com under the “Investor Relations” sections of the website (Navigate to: Investor Relations/ either “PAA” or “PAGP”/ News & Events/ Conference Calls).

Additional Information and Where to Find It

The Simplification Transaction will be submitted to the shareholders of PAGP for their consideration, and PAGP will file with the SEC a proxy statement to be used by PAGP to solicit the required approval of its shareholders in connection with the Simplification Transaction. PAGP also plans to file other documents with the SEC regarding the proposed Simplification Transaction.  INVESTORS AND SECURITY HOLDERS OF PAGP ARE URGED TO READ THE PROXY STATEMENT AND OTHER RELEVANT DOCUMENTS THAT WILL BE FILED WITH THE SEC CAREFULLY AND IN THEIR ENTIRETY WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE SIMPLIFICATION TRANSACTION.  Security holders may obtain free copies of the proxy statement and other documents containing important information about PAGP, once such documents are filed with the SEC, through the website maintained by the SEC at http://www.sec.gov.  Copies of the documents filed with the SEC by PAGP will be available free of charge on PAGP’s website at ir.pagp.com or by contacting PAGP’s Investor Relations Department at (866) 809-1291.

Participants in the Solicitation

PAGP and the directors and executive officers of its general partner (“PAGP GP”), and PAA and the directors and executive officers of the general partner of the sole member of its general partner, Plains All American GP LLC (“GP LLC”), may be deemed to be “participants” in the solicitation of proxies from PAGP’s shareholders in connection with the Simplification Transaction.  Information about the directors and executive officers of PAGP GP is set forth in PAGP’s Annual Report on Form 10-K and information about the directors and executive officers of GP LLC is set forth in PAA’s Annual Report on Form 10-K, which were each filed with the SEC on February 25, 2016, and PAGP’s and PAA’s subsequent Quarterly Reports on Form 10-Q. These documents can be obtained free of charge from the sources indicated above.  Other information regarding the participants in the proxy solicitation and a description of their direct and indirect interests, by security holdings or otherwise, will be contained in the proxy statement that PAGP intends to file with the SEC.

Forward Looking Statements

Except for the historical information contained herein, the matters discussed in this press release consist of forward-looking statements, including statements regarding the timing and expected benefits and impact of the Simplification Transaction. These forward-looking statements are based on PAGP’s and PAA’s current views with respect to future events, based on what we believe to be reasonable assumptions.  Actual results may differ significantly because of risks and uncertainties that are difficult to predict and that may be beyond the control of PAGP and PAA, including the satisfaction of the conditions precedent to the closing of the Simplification Transaction. You should read PAGP’s and PAA’s Annual Reports on Form 10-K for the year ended December 31, 2015 and their most recently filed Quarterly Reports on Form 10-Q for a more extensive list of factors that could cause actual results or outcomes to differ materially from the results or outcomes anticipated in the forward-looking statements. PAGP and PAA undertake no obligation to revise any forward-looking statements to reflect events or circumstances occurring after today’s date.

PAA is a publicly traded master limited partnership that owns and operates midstream energy infrastructure and provides logistics services for crude oil, natural gas liquids (“NGL”), natural gas and refined products. PAA owns an extensive network of pipeline transportation, terminalling, storage and gathering assets in key crude oil and NGL producing basins and transportation corridors and at major market hubs in the United States and Canada. On average, PAA handles over 4.6 million barrels per day of crude oil and NGL in its Transportation segment. PAA is headquartered in Houston, Texas.

PAGP is a publicly traded entity that owns an interest in the general partner and incentive distribution rights of PAA, one of the largest energy infrastructure and logistics companies in North America. PAGP is headquartered in Houston, Texas.

Contact:                Ryan Smith

Director, Investor Relations

(866) 809-1291

FOR IMMEDIATE RELEASE

Plains All American Pipeline, L.P. and Plains GP Holdings Announce Distributions; PAA Confirms 2016 Adjusted EBITDA Guidance

HOUSTON — July 11, 2016 — Plains All American Pipeline, L.P. (NYSE: PAA) and Plains GP Holdings (NYSE: PAGP) today announced their quarterly distributions with respect to the second quarter of 2016.  The distributions will be payable on August 12, 2016 to holders of record of each security at the close of business on July 29, 2016.

PAA announced a quarterly cash distribution of $0.70 per common unit ($2.80 per unit on an annualized basis), which is unchanged from the quarterly distribution paid in May 2016. Additionally, PAA announced a payment-in-kind (“PIK”) of the quarterly distribution with respect to its Series A Preferred Units, which will result in the issuance of an additional 1,237,765 Series A Preferred Units. The PIK amount equates to a quarterly distribution of $0.525 per Series A Preferred Unit or $2.10 annualized.

PAGP announced a quarterly cash distribution of $0.231 per Class A share ($0.924 per Class A share on an annualized basis), which is unchanged from the quarterly distribution paid in May 2016.

PAA also stated that it plans to release second-quarter earnings and furnish financial guidance after market close on Tuesday, August 2, 2016. PAA currently forecasts that its full year 2016 adjusted EBITDA guidance will be in line with the $2.175 billion midpoint guidance furnished on May 4, 2016.

In a separate release today, PAA and PAGP announced the results of its simplification process and related actions. In connection with the simplification transaction (“Simplification Transaction”) and effective with the third quarter distribution to be paid in November, PAA intends to pay a quarterly distribution of $0.55 per common unit ($2.20 per unit on an annualized basis). This equates to a 21%

reduction to the current quarterly payout per PAA common unit.  Giving effect to the Simplification Transaction, the pro forma quarterly distribution payable to the holders of PAGP Class A shares for the third quarter of 2016 will be $0.2065 per Class A share ($0.8260 annually), representing an 11% reduction from the current quarterly distribution per PAGP Class A share.

PAA will conduct a conference call on Tuesday, July 12, 2016 to further discuss the Simplification Transaction, quarterly distributions, PAA’s confirmation of its 2016 adjusted EBITDA guidance and related matters. The conference call will be held at 8:30 a.m. ET (7:30 a.m. CT). Access to the live webcast is available at either of the addresses below.  Registering for the webcast in advance is recommended.

www.plainsallamerican.com (Navigate to: Investor Relations/ either “PAA” or “PAGP”/ News & Events/ Conference Calls)

or

https://event.webcasts.com/starthere.jsp?ei=1089822

The slide presentation accompanying the conference call will be posted a few minutes prior to the call at www.plainsallamerican.com under the “Investor Relations” sections of the website (Navigate to: Investor Relations/ either “PAA” or “PAGP”/ News & Events/ Conference Calls).

Additional Information and Where to Find It

The Simplification Transaction will be submitted to the shareholders of PAGP for their consideration, and PAGP will file with the SEC a proxy statement to be used by PAGP to solicit the required approval of its shareholders in connection with the Simplification Transaction. PAGP also plans to file other documents with the SEC regarding the proposed Simplification Transaction.  INVESTORS AND SECURITY HOLDERS OF PAGP ARE URGED TO READ THE PROXY STATEMENT AND OTHER RELEVANT DOCUMENTS THAT WILL BE FILED WITH THE SEC CAREFULLY AND IN THEIR ENTIRETY WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE SIMPLIFICATION TRANSACTION.  Security holders may obtain free copies of the proxy statement and other documents containing important information about PAGP, once such documents are filed with the SEC, through the website maintained by the SEC at http://www.sec.gov.  Copies of the documents filed with the SEC by PAGP will be available free of charge on PAGP’s website at ir.pagp.com or by contacting PAGP’s Investor Relations Department at (866) 809-1291.

Participants in the Solicitation

PAGP and the directors and executive officers of its general partner (“PAGP GP”), and PAA and the directors and executive officers of the general partner of the sole member of its general partner, Plains All American GP LLC (“GP LLC”), may be deemed to be “participants” in the solicitation of proxies from PAGP’s shareholders in connection with the Simplification Transaction.  Information about the directors and executive officers of PAGP GP is set forth in PAGP’s Annual Report on Form 10-K and information about the directors and executive officers of GP LLC is set forth in PAA’s Annual Report on Form 10-K, which were each filed with the SEC on February 25, 2016, and PAGP’s and PAA’s subsequent Quarterly Reports on Form 10-Q. These documents can be obtained free of charge from the sources indicated above.  Other information regarding the participants in the proxy solicitation and a description of their direct and indirect interests, by security holdings or otherwise, will be contained in the proxy statement that PAGP intends to file with the SEC.

Non-GAAP Financial Measures

EBITDA and adjusted EBITDA are non-GAAP financial measures that are most directly comparable to GAAP measures of net income and cash flow from operating activities. PAA does not, however, reconcile cash flows from operating activities to EBITDA or adjusted EBITDA because such reconciliations are impractical for a forecasted period. Adjusted EBITDA excludes selected items impacting comparability, which are items that PAA management believes should be excluded in understanding PAA’s core operating performance. PAA’s Form 8-K furnished on May 4, 2016 presents a calculation of EBITDA and adjusted EBITDA, a reconciliation of these non-GAAP measures to the most directly comparable GAAP measures and further discussion regarding why PAA management believes that the presentation of such financial measures provides useful information to investors regarding performance. A copy of PAA’s May 4th Form 8-K is available on PAA’s website (www.plainsallamerican.com) under “Investor Relations — Financial Information — Operating & Financial Guidance,” or “Investor Relations — Financial Information — SEC Filings.” In addition, PAA maintains a reconciliation of all non-GAAP financial information, such as EBITDA and adjusted EBITDA, to the most comparable GAAP measures under “Investor Relations — Financial Information — Non-GAAP Reconciliations” section of its website.

Forward Looking Statements

Except for the historical information contained herein, the matters discussed in this release consist of forward-looking statements that involve certain risks and uncertainties that could cause actual results or outcomes to differ materially from results or outcomes anticipated in the forward-looking statements. These risks and uncertainties include, among other things, declines in the volume of crude oil, refined product and NGL shipped, processed, purchased, stored, fractionated and/or gathered at or through the use of our assets, whether due to declines in production from existing oil and gas reserves, failure to develop or slowdown in the development of additional oil and gas reserves, whether from reduced cash flow to fund drilling or the inability to access capital, or other factors; the effects of competition; failure to implement or capitalize, or delays in implementing or capitalizing, on expansion projects; unanticipated changes in crude oil market structure, grade differentials and volatility (or lack thereof); environmental liabilities or events that are not covered by an indemnity, insurance or existing reserves; fluctuations in refinery capacity in areas supplied by our mainlines and other factors affecting demand for various grades of crude oil, refined products and natural gas and resulting changes in pricing conditions or transportation throughput requirements; the occurrence of a natural disaster, catastrophe, terrorist attack or other event, including attacks on our electronic and computer systems; maintenance of our credit rating and ability to receive open credit from our suppliers and trade counterparties; tightened capital markets or other factors that increase our cost of capital or limit our ability to obtain debt or equity financing on satisfactory terms to fund additional acquisitions, expansion projects, working capital requirements and the repayment or refinancing of indebtedness; the currency exchange rate of the Canadian dollar; continued creditworthiness of, and performance by, our counterparties, including financial institutions and trading companies with which we do business; inability to recognize current revenue attributable to deficiency payments received from customers who fail to ship or move more than minimum contracted volumes until the related credits expire or are used; non-utilization of our assets and facilities; increased costs, or lack of availability, of insurance; weather interference with business operations or project construction, including the impact of extreme weather events or conditions; the availability of, and our ability to consummate, acquisition or combination opportunities; the successful integration and future performance of acquired assets or businesses and the risks associated with operating in lines of business that are distinct and separate from our historical operations; the effectiveness of our risk management activities; shortages or cost increases of supplies, materials or labor; the impact of current and future laws, rulings, governmental regulations, accounting standards and statements and related interpretations; fluctuations in the debt and equity markets, including the price of our units at the time of vesting under our long-term incentive plans; risks related to the development and operation of our assets, including our ability to satisfy our contractual obligations to our customers; factors affecting demand for natural gas and natural gas storage services and rates; general economic, market or business conditions and the amplification of other risks caused by volatile financial markets, capital constraints and pervasive liquidity concerns; and other factors and uncertainties inherent in the transportation, storage, terminalling and marketing of crude oil and refined products, as well as in the storage of natural gas and the processing, transportation, fractionation, storage and marketing of natural gas liquids as discussed in the Partnerships’ filings with the Securities and Exchange Commission.

Plains All American Pipeline, L.P. is a publicly traded master limited partnership that owns and operates midstream energy infrastructure and provides logistics services for crude oil, natural gas liquids (“NGL”), natural gas and refined products. PAA owns an extensive network of pipeline transportation, terminalling, storage and gathering assets in key crude oil and NGL producing basins and transportation corridors and at major market hubs in the United States and Canada. On average, PAA handles over 4.6 million barrels per day of crude oil and NGL in its Transportation segment. PAA is headquartered in Houston, Texas.

Plains GP Holdings is a publicly traded entity that owns an interest in the general partner and incentive distribution rights of Plains All American Pipeline, L.P., one of the largest energy infrastructure and logistics companies in North America. PAGP is headquartered in Houston, Texas.

Contact:

Ryan Smith

Director, Investor Relations

(866) 809-1291

Additional Information and Where to Find It

The Simplification Transaction will be submitted to the shareholders of PAGP for their consideration, and PAGP will file with the SEC a proxy statement to be used by PAGP to solicit the required approval of its shareholders in connection with the Simplification Transaction. PAGP also plans to file other documents with the SEC regarding the proposed Simplification Transaction.  INVESTORS AND SECURITY HOLDERS OF PAGP ARE URGED TO READ THE PROXY STATEMENT AND OTHER RELEVANT DOCUMENTS THAT WILL BE FILED WITH THE SEC CAREFULLY AND IN THEIR ENTIRETY WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE SIMPLIFICATION TRANSACTION.  Security holders may obtain free copies of the proxy statement and other documents containing important information about PAGP, once such documents are filed with the SEC, through the website maintained by the SEC at http://www.sec.gov.  Copies of the documents filed with the SEC by PAGP will be available free of charge on PAGP’s website at ir.pagp.com or by contacting PAGP’s Investor Relations Department at (866) 809-1291.

Participants in the Solicitation

PAGP and the directors and executive officers of its general partner (“PAGP GP”), and PAA and the directors and executive officers of the general partner of the sole member of its general partner, GP LLC, may be deemed to be “participants” in the solicitation of proxies from PAGP’s shareholders in connection with the Simplification Transaction.  Information about the directors and executive officers of PAGP GP is set forth in PAGP’s Annual Report on Form 10-K and information about the directors and executive officers of GP LLC is set forth in PAA’s Annual Report on Form 10-K, which were each filed with the SEC on February 25, 2016, and PAGP’s and PAA’s subsequent Quarterly Reports on Form 10-Q. These documents can be obtained free of charge from the sources indicated above.  Other information regarding the participants in the proxy solicitation and a description of their direct and indirect interests, by security holdings or otherwise, will be contained in the proxy statement that PAGP intends to file with the SEC.